           As filed with the Securities and Exchange Commission on July 3, 1996
                                          Registration No. 33-_________________

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              HERITAGE OAKS BANCORP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             CALIFORNIA                                         77-0388249
  (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NO.)


  545 12 TH STREET, PASO ROBLES, CA.                               93446
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                         (ZIP CODE)


                  HERITAGE OAKS BANCORP 1990 STOCK OPTION PLAN
                            (FULL TITLE OF THE PLAN)

                                LAWRENCE P. WARD
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              HERITAGE OAKS BANCORP
                                 545 12TH STREET
                              PASO ROBLES, CA 93446
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (805) 239-5200
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------
                                                PROPOSED             PROPOSED
      TITLE OF                                  MAXIMUM               MAXIMUM
     SECURITIES            AMOUNT               OFFERING             AGGREGATE            AMOUNT OF
       TO BE                TO BE                PRICE               OFFERING           REGISTRATION
     REGISTERED         REGISTERED (1)         PER SHARE (2)           PRICE (2)             FEE
- ------------------------------------------------------------------------------------------------------
    Common Stock,       88,873 shares            $10.25             $910,948.25            $182.19
    no par value
- ------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers, in addition to the number of shares of Common Stock stated above, such indeterminate number of shares an may become subject to options under the 1990 Plan as a result of the adjustment provisions thereof.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 (g).

            This Registration Statement Includes a Total of 43 Pages
                           Exhibit Index on Page 10 .

PART I    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document containing the information in Part I and the documents incorporated by reference into this Registration Statement constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933. Pursuant to the notes to Form S-8, such documents need not be filed with the Securities and Exchange Commission but must be given to participants in the 1990 Plan.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are incorporated by reference in this Registration Statement:

         (a) The Corporation's Annual Report on From 10-KSB for the year ended December 31, 1995;

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since December 31, 1995; and

         (c) The description of the Common Stock contained in the Corporation's Registration Statement on Form S-4, dated April 8, 1994, and any subsequent amendment updating such description.

         Additionally, all documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c) 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and be part thereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  CALIFORNIA LEGISLATION

         The Corporation and its subsidiary, Heritage Oaks Bank (the "Bank") are subject to the California General Corporation Law (the "CGCL"), which provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

         With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., "derivative actions") and does not apply to claims brought by outside parties.

         With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

         The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

         The Articles of Incorporation and Bylaws of the Bank and the Corporation implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a director's fiduciary duty of care and allowing the Bank and the Corporation to expand the scope of their indemnification of directors, officers and other agents to the fullest extent permitted by California law. The Articles of the Bank and the Corporation, pursuant to the applicable provisions of the CGCL, also include a provision allowing the Bank and the Corporation to include in their bylaws, and in agreements between the Bank and the Corporation and their directors, officers and other agents, provisions expanding the scope of indemnification beyond that specifically provided under California law.

         The Bylaws of the Bank and the Corporation have been amended to provided for mandatory indemnification in certain instances.

         INDEMNIFICATION AGREEMENTS

         The Bank and the Corporation have entered into indemnification agreement with each of their directors and certain of their respective officers ("Indemnification Agreements").

         In general, the Indemnification Agreements have a number of principal effects. First, the Indemnification Agreements establish the presumption that the indemnitee has met the applicable standard of conduct required for indemnification. Second, the Indemnification Agreements provide that, in connection with any proceeding other than a proceeding brought by the Corporation or the Bank directly in its own right, litigation expenses shall be advanced to an indemnitee upon request and receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to indemnification for the expenses. Third, the Indemnification Agreements explicitly provide that in any threatened, pending or completed action brought by or in the right of the Corporation or the Bank, the indemnitee will be entitled to indemnification for expenses and against amounts paid in settling or otherwise disposing of such an action, to the fullest extent permitted by law, where the indemnified party meets the applicable standard of conduct. Fourth, in the event that the Corporation or the Bank does not pay a request for indemnification, the Indemnification Agreements allow the indemnitee to contest the nonpayment by petitioning a court to make an independent determination of whether the indemnitee is entitled to indemnification under the Indemnification Agreement. Fifth, the Indemnification Agreements explicitly provide for partial indemnification of costs and expenses in the event that an indemnitee is not entitled to full indemnification under the terms of the Indemnification Agreements. Sixth, the Indemnification Agreements automatically incorporate future changes in the law that increase the protection available to the indemnitee. Finally, the Indemnification Agreements explicitly provide that actions by an indemnitee serving at the request of the Corporation or the Bank as a director, officer or agent of another corporation, partnership, joint venture or other enterprise, shall be covered by the indemnification.


         DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

         The Corporation presently maintains a policy of directors' and officers' liability insurance.



ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         4a                Heritage Oaks Bancorp 1990 Stock Option Plan

         4b                Form of stock option agreement

         4c                Form of stock option agreement

         5 Opinion of Reitner & Stuart relating to the legality of securities being registered, and consent

         23a               Consent of Vavrinek, Trine, Day & Co.

         23b Consent of Reitner & Stuart is contained in the opinion filed as Exhibit 5

ITEM 9. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Section 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports file with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of
         the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable), each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paso Robles, State of California on May 22, 1996.

HERITAGE OAKS BANCORP


By:  /s/ Lawrence P. Ward
     --------------------
     LAWRENCE P. WARD
     President and Chief Executive Officer

By:  /s/ Robert E. Bloch
     -------------------
     ROBERT E. BLOCH
     Executive Vice President and Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                                                               Dated:

/s/ B.R. Bryant              Chairman of the                May 22, 1996
- ---------------------        Board of
B.R. BRYANT                  Directors


/s/ Donald H. Campbell       Vice chairman                  May 22, 1996
- ----------------------       of the Board
DONALD H. CAMPBELL           of Directors


/s/ Elizabeth A. Cousins     Director                       May 22, 1996
- ------------------------
ELIZABETH A. COUSINS


/s/ Merle F. Miller          Director                       May 22, 1996
- ----------------------
MERLE F. MILLER


/s/ John Palla               Director                       May 22, 1996
- ----------------------
JOHN  PALLA


/s/ J. Russell Roy           Director                       May 22, 1996
- ----------------------
J. RUSSELL ROY


/s/ Ole K. Viborg            Director                       May 22, 1996
- ----------------------
OLE K. VIBORG


/s/ Lawrence P. Ward         Director                       May 22, 1996
- ----------------------
LAWRENCE P. WARD

                                  EXHIBIT INDEX

                                                                          Page at which
                                                                          Exhibit Appears
                                                                          in Sequentially
Exhibit                    Description                                    Numbered Copy
- -------                    -----------                                    ---------------
4a         Heritage Oaks Bancorp 1990 Stock Option Plan                        11

4b         Form of stock option agreement                                      27

4c         Form of stock option agreement                                      33

5          Opinion of Reitner & Stuart relating to the legality                39
            of securities being registered, and consent

23a        Consent of Vavrinek, Trine, Day & Co.                               42

23b        Consent of Reitner & Stuart*                                        39

- -------------------------------
*  Contained in the opinion filed as Exhibit 5